Exhibit 21.1

List of Subsidiaries

Seneca Niagara Falls Gaming Corporation

Seneca Territory Gaming Corporation

Seneca Erie Gaming Corporation

Seneca Niagara Falls Gaming Corporation, Seneca Territory Gaming Corporation, and Seneca Erie Gaming Corporation are wholly owned subsidiaries of Seneca Gaming Corporation.